UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

NDS GROUP PLC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

☐	Fee paid previously with preliminary materials.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

(4) Proposed maximum aggregate value of transaction:

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

NDS GROUP PLC

One Heathrow Boulevard
286 Bath Road
West Drayton
Middlesex UB7 0DQ
England
Registered No. 1950497
(England and Wales)

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

To be Held on [•], 2008

NOTICE IS HEREBY GIVEN that the Annual General Meeting of Shareholders (the “Annual Meeting”) of NDS Group plc (the “Company”) will be held on [•], 2008, at [•].

At the Annual Meeting, shareholders will be asked to pass the following resolutions, with such amendments and alterations as shall be determined at the Annual Meeting, which shall be proposed as ordinary resolutions:

1.	That the Company’s U.K. Annual Report and Financial Statements for the year ended June 30, 2008, together with the corresponding Independent Auditors’ Reports and Directors’ Report, be approved.

2.	That the Directors’ Remuneration Report for the year ended June 30, 2008 be approved.

3.
That the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2009 be ratified and that the Audit Committee of the Board of Directors of the Company be authorized to determine Ernst & Young LLP’s remuneration in respect of such period.

4.	That Roger W. Einiger be reappointed as a Director of the Company.

NOTES

a.
Only shareholders of record of the Company’s Series A ordinary shares, par value $0.01 per share (“Series A ordinary shares”) and Series B ordinary shares, par value $0.01 per share (“Series B ordinary shares”, and together with Series A ordinary shares, the “ordinary shares”), at the close of business on [•], 2008 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. Because News Corporation, through its subsidiary News Nominees Limited, beneficially owns all of the Series B ordinary shares, it controls approximately 96% of the Company’s voting power. By reason of such ownership, News Corporation is able to control the composition of the Company’s Board of Directors and to control the votes on all other matters submitted to a vote of the Company’s shareholders. Holders of the Series A ordinary shares and Series B ordinary shares vote together as one class and News Corporation intends to vote all of the Series B ordinary shares in favor of all of the proposals set forth in the proxy statement.

b.
If your Series A ordinary shares are registered directly in your name with the Company’s registrar, Equinity Limited, you are a shareholder of record, and proxy materials are being sent directly to you from the Company. As the shareholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the Annual Meeting. Under the Company’s Articles of Association, you are entitled to appoint one or more proxies (who need not be shareholders of the Company) to attend the Annual Meeting and vote on your behalf. Further, under the Company’s Articles of Association, deposit of an instrument of proxy shall not preclude you from attending and voting in person at the Annual Meeting. To be valid, forms of proxy (as attached) must be completed and lodged at the registered office of the Company no later than [•] New York City time on [•], 2008.

i

c.
If you hold American Depositary Shares of the Company or if your Series A ordinary shares are held in “street name,” meaning your shares are held in a brokerage account or by a bank or other nominee, you are the beneficial owner of these shares and these proxy materials are being forwarded to you by the depositary, your broker, bank or nominee who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote your shares. However, since you are not the shareholder of record of the shares, you may not attend the Annual Meeting, nor may you vote those shares in person at the Annual Meeting. Rather, you will receive instructions from the depositary, your broker, bank or other nominee describing how to vote your shares.

d.
Only shareholders of record are entitled to attend the Annual Meeting in person or be represented in person by a duly appointed proxy. If you are planning to attend the Annual Meeting in person, you will be asked to register prior to entering the Annual Meeting. All attendees will be required to present government-issued photo identification (e.g., driver’s license or passport) to enter the Annual Meeting. If you are a shareholder of record, your ownership of ordinary shares will be verified against the list of shareholders of record as of the Record Date prior to you being admitted to the Annual Meeting. If you are a duly appointed proxy of a shareholder of record, you must present a properly executed proxy card and the ownership of your ordinary shares will be verified against the list of shareholders of record as of the Record Date prior to you being admitted to the Annual Meeting. If you are not a shareholder of record or a duly appointed proxy of a shareholder of record, you will not be admitted to the Annual Meeting. Holders of American Depositary Shares are not considered shareholders of record and are not entitled to be admitted to the Annual Meeting.

e.
Prior to you entering the Annual Meeting, all bags will be subject to search and all persons may be subject to a metal detector and/or hand wand search. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting. The security procedures may require additional time, so please plan accordingly. The Company will be unable to admit anyone who does not comply with these security procedures. If you do not provide government-issued photo identification or do not comply with the other registration and security procedures described above, you will not be admitted to the Annual Meeting.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

Alexander Gersh Chief Financial Officer and Company Secretary One Heathrow Boulevard 286 Bath Road West Drayton Middlesex UB7 0DQ England
[•], 2008

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on [•], 2008:

You may also read the Company’s annual report and this notice and proxy statement on the Company’s website at http://[•].

YOUR VOTE IS IMPORTANT

REGARDLESS OF HOW MANY ORDINARY SHARES YOU OWN AS OF THE RECORD DATE, PLEASE INDICATE YOUR VOTING INSTRUCTIONS ON THE ENCLOSED PROXY CARD AND DATE, SIGN AND RETURN IT IN THE ENVELOPE PROVIDED. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO THE COMPANY OF FURTHER SOLICITATION, THE COMPANY ASKS FOR YOUR COOPERATION IN PROMPTLY MAILING YOUR PROXY CARD.

TABLE OF CONTENTS

Proposal No. 1:	Approval of the U.K. Annual Report and Financial Statements for the Fiscal Year Ended June 30, 2008, Together with the Corresponding Independent Auditors' Reports and Directors' Report	4

Proposal No. 2:	Approval of the Directors’ Remuneration Report for the Year Ended June 30, 2008	5

Proposal No. 3:	Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for the Fiscal Year Ending June 30, 2009, and the Authorization of the Audit Committee to Determine Ernst & Young LLP’s Remuneration in Respect of Such Period	6

Proposal No. 4:	Reappointment of Roger W. Einiger as a Director of the Company	8

Directors Continuing in Office		9

Non-Executive Director Compensation		10

Corporate Governance		12

Executive Officers of the Company		15

Security Ownership of the Company		16

Compensation Discussion and Analysis		17

Compensation Committee Report		21

Compensation Committee Interlocks and Insider Participation		22

Executive Compensation		22

Report of the Audit Committee		30

Certain Relationships and Related-Party Transactions		32

Section 16(a) Beneficial Ownership Reporting Compliance		34

Annual Report on Form 10-K		34

2009 Annual General Meeting of Shareholders		34

Other Matters		34

Annex A:
NDS Group plc U.K. Annual Report and Financial Statements for the Year Ended June 30, 2008, together with the Corresponding Independent Auditors’ Report, Directors’ Report and Directors’ Remuneration Report

NDS GROUP PLC

One Heathrow Boulevard
286 Bath Road
West Drayton
Middlesex UB7 0DQ
England

PROXY STATEMENT

Annual General Meeting of Shareholders to be held on [•], 2008

GENERAL

Persons Making the Solicitation

This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of NDS Group plc (the “Company”) of proxies for use at the Annual General Meeting of Shareholders (the “Annual Meeting”) to be held on [•], 2008 at [•], and at any adjournment thereof. This proxy statement is first being mailed to shareholders on or about [•], 2008. You are requested to sign, date and return the enclosed proxy card in order to ensure that your shares are represented at the Annual Meeting.

The expense of soliciting proxies will be borne by the Company. Proxies will be solicited principally through the use of the mail, but Directors, officers and regular employees of the Company may solicit proxies personally or by telephone or special letter without any additional compensation. Also, the Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for any reasonable expenses in forwarding proxy materials to beneficial owners.

Outstanding Shares

The Company has two classes of ordinary shares, Series A ordinary shares, par value $0.01 per share (“Series A ordinary shares”), and Series B ordinary shares, par value $0.01 per share (“Series B ordinary shares,” and together with the Class A ordinary shares, the “ordinary shares”), and one class of deferred shares, par value £1 per share. The Series A ordinary shares trade in the form of American Depositary Shares (“ADSs”) on The NASDAQ Stock Market (“NASDAQ”). Each ADS represents one Series A ordinary share. The ADSs are evidenced by American Depositary Receipts (“ADRs”) issued by The Bank of New York Mellon, as depositary, under a Deposit Agreement, dated November 26, 1999, among the Company, The Bank of New York Mellon and the registered owners and beneficial owners of ADRs. Substantially all of the Series A ordinary shares are held of record by The Bank of New York Mellon, as custodian. News Corporation owns all of the issued and outstanding Series B ordinary shares. All references to “you,” “your,” “yours” or other words of similar import in this proxy statement refer to holders of ordinary shares.

Record Date

Only holders of record of ordinary shares of the Company at the close of business on [•], 2008 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were [•] Series A ordinary shares outstanding and 42,001,000 Series B ordinary shares outstanding. Each Series A ordinary share is entitled to one vote per share and each Series B ordinary share is entitled to ten votes per share. A list of the shareholders of record as of the Record Date will be available at the Annual Meeting and at the Company’s principal executive offices during the ten days prior to the Annual Meeting.

Because News Corporation, through its subsidiary NDS Holdco, Inc., beneficially owns all of the Series B ordinary shares, it controls approximately 96% of the Company’s voting power. By reason of such ownership, News Corporation is able to control the composition of the Board and to control the votes on all other matters submitted to a vote of the Company’s shareholders. Holders of the Series A ordinary shares and Series B ordinary shares vote together as one class. News Corporation intends to vote all of the Series B ordinary shares in favor of all of the proposals set out in this proxy statement.

If you hold Series A ordinary shares that are registered directly in your name with the Company’s registrar, Equinity Limited, you are a shareholder of record, and these proxy materials are being sent directly to you from the Company. As the shareholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the Annual Meeting. Under the Company’s Articles of Association, you are entitled to appoint one or more proxies (who need not be shareholders of the Company) to attend the Annual Meeting and vote on your behalf. Further, under the Company’s Articles of Association, deposit of an instrument of proxy shall not preclude you from attending and voting in person at the Annual Meeting.

If you hold ADSs or if your Series A ordinary shares are held in “street name,” meaning your shares are held in a brokerage account or by a bank or other nominee, you are the beneficial owner of those shares and these proxy materials are being forwarded to you by the depositary, your broker, bank or nominee who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote your shares. However, since you are not the shareholder of record of the shares, you may not attend the Annual Meeting, nor may you vote those shares in person at the Annual Meeting. Rather, you will receive instructions from the depositary, your broker, bank or other nominee describing how to vote your shares.

Voting and Revocation

If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. Properly executed proxies that do not contain voting instructions will be voted “FOR” all of the proposals.

If you hold ADSs or if your Series A ordinary shares are held in “street name,” please check your proxy card or contact the depositary, your broker, bank or nominee to determine whether you will be able to vote by telephone or electronically. A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers Internet and telephone voting options.

A proxy may be revoked by a shareholder at any time prior to the voting thereof by giving notice of revocation in writing to the Company Secretary, by duly executing and delivering to the Company Secretary a proxy bearing a later date.

Attending the Annual Meeting in Person

Only shareholders of record are entitled to attend the Annual Meeting in person or be represented in person by a duly appointed proxy. If you hold ADSs or if your Series A ordinary shares are held in “street name,” meaning your shares are held in a brokerage account or by a bank or other nominee, you are the beneficial owner of those shares and not a shareholder of record and you may not attend the Annual Meeting or vote those shares in person at the Annual Meeting. If you are planning to attend the Annual Meeting in person, you will be asked to register prior to entering the Annual Meeting. All attendees will be required to present government-issued photo identification (e.g., driver’s license or passport) to enter the Annual Meeting. If you are a shareholder of record, your ownership of ordinary shares will be verified against the list of shareholders of record as of the Record Date prior to you being admitted to the Annual Meeting. If you are a duly appointed proxy of a shareholder of record, you must present a properly executed proxy card and the ownership of your ordinary shares will be verified against the list of shareholders of record as of the Record Date prior to you being admitted to the Annual Meeting. If you are not a shareholder of record or a duly appointed proxy of a shareholder of record, you will not be admitted to the Annual Meeting.

Prior to you entering the Annual Meeting, all bags will be subject to search and all persons may be subject to a metal detector and/or hand wand search. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting. The security procedures may require additional time, so please plan accordingly. The Company will be unable to admit anyone who does not comply with these security procedures. If you do not provide government-issued photo identification or do not comply with the other registration and security procedures described above, you will not be admitted to the Annual Meeting.

Required Vote

There must be a quorum in order for the Company to conduct the Annual Meeting. A quorum requires the presence, in person or by proxy, of two shareholders entitled to vote at the Annual Meeting. Abstentions and “broker non-votes” will also be counted for purposes of establishing a quorum at the meeting. A “broker non-vote” occurs when you do not give your broker, bank or nominee instructions on how to vote your Series A ordinary shares. You are urged to vote by proxy so that the Company will know as soon as possible that enough votes will be present for the Annual Meeting to be held.

The following proposals require the affirmative vote of a majority of the ordinary shares present in person or by proxy, and entitled to vote on the matter at the Annual Meeting:

Proposal No. 1:
Approval of the Company’s U.K. Annual Report and Financial Statements (the “U.K. Annual Accounts”) for the year ended June 30, 2008, together with the corresponding Independent Auditors’ Reports and Directors’ Report.

Proposal No. 2:	Approval of the Directors’ Remuneration Report for the year ended June 30, 2008.

Proposal No. 3:
Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2009, and the authorization of the Audit Committee to determine Ernst & Young LLP’s remuneration in respect of such period.

Proposal No. 4:	Reappointment of Roger W. Einiger as a Director of the Company.

All ordinary shares represented by properly executed proxies, which are returned and not revoked, will be voted in accordance with your instructions. If no instructions are provided in a proxy, the number of ordinary shares represented by such proxy will be voted:

•	“FOR” the approval of the U.K. Annual Accounts for the year ended June 30, 2008, together with the corresponding Independent Auditors’ Reports and Directors’ Report.

•	“FOR” the approval of the Directors’ Remuneration Report for the year ended June 30, 2008.

•
“FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2009, and the authorization of the Audit Committee to determine Ernst & Young LLP’s remuneration in respect of such period.

•	“FOR” the reappointment of Roger W. Einiger as a Director of the Company.

Abstentions and “broker non-votes” are not deemed votes cast in favor of any of the proposals set out above for purposes of calculating the vote.

PROPOSAL NO. 1:

APPROVAL OF THE U.K. ANNUAL REPORT AND FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JUNE 30, 2008, TOGETHER WITH THE CORRESPONDING INDEPENDENT AUDITORS’ REPORTS AND DIRECTORS’ REPORT

Attached to this proxy statement as Annex A are the U.K. Annual Accounts for the fiscal year ended June 30, 2008, together with the corresponding Independent Auditors’ Reports and Directors’ Report. The U.K. Annual Accounts have been prepared in accordance with the U.K. Companies Act 1985. The Company’s consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles. The U.K. Annual Accounts for the year ended June 30, 2008 have been audited by Ernst & Young LLP, the Company’s independent registered public accounting firm, which has written the corresponding Independent Auditors’ Reports on these accounts. The U.K. Annual Accounts, together with the corresponding Independent Auditors’ Reports and Directors’ Report, will be presented to the Company and its shareholders for approval at the Annual Meeting and will then be delivered to Companies House in the United Kingdom.

The affirmative vote of a majority of the ordinary shares present in person or by proxy and entitled to vote at the Annual Meeting is necessary to approve the U.K. Annual Accounts for the year ended June 30, 2008, together with the corresponding Independent Auditors’ Reports and Directors’ Report.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE U.K. ANNUAL ACCOUNTS FOR THE YEAR ENDED JUNE 30, 2008, TOGETHER WITH THE CORRESPONDING INDEPENDENT AUDITORS’ REPORTS AND DIRECTORS’ REPORT.

PROPOSAL NO. 2:

APPROVAL OF THE DIRECTORS’ REMUNERATION REPORT FOR THE YEAR ENDED JUNE 30, 2008

Attached to this proxy statement, beginning on page [•] of Annex A, is the Directors’ Remuneration Report for the year ended June 30, 2008. In accordance with U.K. legal requirements, the Directors’ Remuneration Report has been approved by the Board and will be presented to the shareholders of the Company for approval at the Annual Meeting. The report will then be delivered to Companies House in the United Kingdom after the Annual Meeting.

The affirmative vote of a majority of the ordinary shares present in person or by proxy and entitled to vote at the Annual Meeting is necessary to approve the Directors’ Remuneration Report for the year ended June 30, 2008.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE DIRECTORS’ REMUNERATION REPORT FOR THE YEAR ENDED JUNE 30, 2008.

PROPOSAL NO. 3:

APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2009, AND THE AUTHORIZATION OF THE AUDIT COMMITTEE TO DETERMINE ERNST & YOUNG LLP’S REMUNERATION IN RESPECT OF SUCH PERIOD

Subject to shareholder ratification, the Audit Committee of the Board (the “Audit Committee”) has selected and submitted to the shareholders of the Company for approval, Ernst & Young LLP (“E&Y”) as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company for the fiscal year ending June 30, 2009. In connection with such selection, it is proposed that the shareholders authorize the Audit Committee to determine the remuneration for E&Y to act as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2009. E&Y has audited the consolidated financial statements of the Company since the fiscal year ended June 30, 2002. Representatives of E&Y are expected to be available at the Annual Meeting to respond to appropriate questions and will be given the opportunity to make a statement, if they desire to do so.

The affirmative vote of a majority of the ordinary shares present in person or by proxy and entitled to vote at the Annual Meeting is necessary to ratify the appointment of E&Y as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2009, and the authorization of the Audit Committee to determine E&Y’s remuneration in respect of such period.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2009, AND THE AUTHORIZATION OF THE AUDIT COMMITTEE TO DETERMINE ERNST & YOUNG LLP’S REMUNERATION IN RESPECT OF SUCH PERIOD.

Audit Committee Pre-approval Policies and Procedures

The Audit Committee has established policies and procedures under which all audit and non-audit services performed by the Company’s independent registered public accounting firm must be approved in advance by the Audit Committee. The Audit Committee’s policy provides for pre-approval of audit, audit-related and certain other services specifically described by the Audit Committee on an annual basis. In addition, individual engagements anticipated to exceed pre-established thresholds, as well as certain other services, must be separately approved. The policy also requires specific approval by the Audit Committee if total remuneration for tax services would exceed total remuneration for audit and audit-related services in any given fiscal year. The policy also provides that the Audit Committee can delegate pre-approval authority to any member of the Audit Committee provided that the decision to pre-approve is communicated to the full Audit Committee at its next meeting. The Audit Committee has delegated this responsibility to the Chairman of the Audit Committee. Management has also implemented internal procedures to ensure compliance with this policy. The Audit Committee’s Charter provides for the approval of the remuneration of the auditors. As required by the Sarbanes-Oxley Act, all audit and non-audit services provided in the fiscal years ended June 30, 2008 and 2007 were pre-approved by the Audit Committee in accordance with these policies and procedures. The Audit Committee also reviewed the non-audit services provided by E&Y during the fiscal years ended June 30, 2008 and 2007, and determined that the provision of such non-audit services was compatible with maintaining the auditor’s independence.

Remuneration Paid to Independent Registered Public Accounting Firm

The Audit Committee is responsible for the selection, compensation, retention and oversight of the work of the independent registered public accounting firm. Accordingly, the Audit Committee has selected E&Y to perform audit and other permissible non-audit services for the Company and its subsidiaries. The Company has formal procedures in place for the pre-approval by the Audit Committee of all services provided by E&Y. These pre-approval procedures are described above under “Audit Committee Pre-approval Policies and Procedures.”

The description of the fees for professional services rendered to the Company and its subsidiaries by E&Y for the fiscal years ended June 30, 2008 and 2007 are set forth below.

	For the Fiscal Year Ended June 30,
(in thousands)	2008	2007

Audit fees (1)	$1,198	$1,203
Audit-related fees (2)	55	45
Tax fees (3)	45	39
All other fees	—	—

Total fees	$1,298	$1,287
______________
(1)
Audit fees include: fees rendered in connection with the annual audit of the Company’s consolidated financial statements as of and for the fiscal years ended June 30, 2008 and June 30, 2007; the audit of the Company’s annual management assessment of the effectiveness of internal control over financial reporting as of June 30, 2008 and June 30, 2007 (as required by Section 404 of the Sarbanes Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”)); statutory audits required internationally; reviews of the Company’s unaudited condensed consolidated interim financial statements included in the Company’s statutory and regulatory filings; and other services normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings.

(2)
Audit-related fees for the fiscal years ended June 30, 2008 and June 30, 2007 include employee benefit plan audits, accounting consultations and other services related to the performance of the audit or review of the Company’s consolidated financial statements.

(3)	Tax fees include fees for tax compliance for domestic and international operating units.

PROPOSAL NO. 4:

REAPPOINTMENT OF ROGER W. EINIGER AS A DIRECTOR OF THE COMPANY

Roger W. Einiger was last elected as a Director of the Company at the annual general meeting of shareholders of the Company held in 2005 and has been a director since 2004. In accordance with Article 72 of the Company’s Articles of Association, Mr. Einger will retire by rotation at the Annual Meeting and, being eligible, is offering himself for reappointment as a Director at the Annual Meeting. If the shareholders approve his reappointment, Mr. Einiger will hold office until the Company’s annual meeting of shareholders to be held in 2011, subject to the provisions of the Company’s Articles of Association and any amendments thereto.

The following information with respect to Mr. Einiger’s principal occupation or employment, other affiliations and business experience set out below was furnished to the Company by Mr. Einiger. The age shown is as of October 27, 2008.

Name and Age	Business Experience and Directorships	Director Since	Year Term Expires

Roger W. Einiger (60)	Roger W. Einiger has been a Director since 2004 and is a member of the Audit Committee of the Board. Mr. Einiger has been a private investor since 2001. Mr. Einiger has been a Director of Avatar Holdings Inc. since 2006 and a Director of BPW Acquisition Corp. since 2008.	2004	2008

If Mr. Einiger should become unavailable for appointment prior to the Annual Meeting, an event that currently is not anticipated by the Board, the proxies will be voted for the appointment of a substitute nominee proposed by the Board. Mr. Einiger has agreed to serve if appointed and the Board currently has no reason to believe that he will be unable to serve.

The affirmative vote of a majority of the ordinary shares present in person or by proxy and entitled to vote at the Annual Meeting is necessary to approve the reappointment of Roger W. Einiger as a Director of the Company.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE REAPPOINTMENT OF ROGER W. EINIGER AS A DIRECTOR OF THE COMPANY.

DIRECTORS CONTINUING IN OFFICE

The following table provides information regarding the Directors of the Company in office as of June 30, 2008. The information with respect to each of the Director’s principal occupation or employment, other affiliations and business experience were furnished to the Company by the respective Director. The ages shown are as of October 27, 2008.

Name and Age	Business Experience and Directorships	Director Since	Year Term Expires

David F. DeVoe (61)	David F. DeVoe has been a Director since 1996. Mr. DeVoe has been a Director of News Corporation and its Chief Financial Officer since 1990, and has served as a Senior Executive Vice President of News Corporation since 1996. Mr. DeVoe has been a Director of British Sky Broadcasting Group plc (“BSkyB”) since 1994.	1996	*

Nathan Gantcher (68)	Nathan Gantcher has been a Director since 2004 and is a member of the Audit Committee. Mr. Gantcher has been a managing member of EXOP Capital LLC, a private investment firm, since 2005. He has been a Director of Mack-Cali Realty Corporation since 1999, a Trustee of Centerline Capital Group since 2007, a Director of Liberty Acquisition Holdings Corp. since 2007 and a Director of Liquidnet Holdings since 2000. Mr. Gantcher was the Chief Executive Officer and Co-Chairman of Alpha Investment Management LLC from 2002 to 2004.	2004	2009

Lawrence A. Jacobs (53)	Lawrence A. Jacobs has been a Director since 2005. Mr. Jacobs has been Senior Executive Vice President and Group General Counsel of News Corporation since 2005. Mr. Jacobs served as News Corporation Deputy General Counsel from 1996 to 2004, as Executive Vice President from 2001 to 2004 and as Senior Vice President from 1996 to 2001. Mr. Jacobs has been a member of the Bar of the State of New York since 1982.	2005	*

Abe Peled (63)	Abe Peled is our Chairman and Chief Executive Officer. Dr. Peled has been a Director and our Chief Executive Officer since 1995. In 2006, Dr. Peled was appointed as Chairman of the Board. In addition, Dr. Peled advises News Corporation with respect to various technology matters.	1995	**

Name and Age	Business Experience and Directorships	Director Since	Year Term Expires
Peter J. Powers (64)	Peter J. Powers has been a Director since 2000 and is Chairman of the Audit Committee. Mr. Powers founded Powers Global Strategies, LLC in 1998 and currently serves as its Chairman and Chief Executive Officer. Mr. Powers was the First Deputy Mayor of the City of New York from 1994 to 1996. Mr. Powers has been a Director of Mutual of America Life Insurance Company since 2006.	2000	2010

Arthur M. Siskind (70)
Arthur M. Siskind has been a Director since 1996. Mr. Siskind has served as a Director of News Corporation since 1991 and as Senior Advisor to the Chairman of News Corporation since 2005. At News Corporation, Mr. Siskind also served as Group General Counsel from 1991 to 2005 and as Senior Executive Vice President from 1996 to 2005. Mr. Siskind has served as a Director of BSkyB since 1992. Mr. Siskind has been an Adjunct Professor of Law at the Cornell Law School since August 2007 and was an Adjunct Professor of Law at Georgetown University Law Center from 2005 to 2007. Mr. Siskind has been a Member of the Bar of the State of New York since 1962.
		1996	*
________________________
*	Denotes Director appointed by News Corporation. Such Director’s term is not subject to expiration.
**	Denotes Director also serving as Chief Executive Officer of the Company. Such Director’s term is not subject to expiration.

NON-EXECUTIVE DIRECTOR COMPENSATION

Directors’ fees are not paid to Directors who are executives or employees of the Company (the “Executive Directors”) because the responsibilities of Board membership are considered in determining compensation paid as part of the executives’ normal employment conditions.

In addition, as appointees to the Board by News Corporation, Messrs. DeVoe, Jacobs and Siskind receive no compensation for their services as Directors of the Company.

The basic fees payable to the Directors who are not executives of the Company (i.e., Messrs. Einiger, Gantcher and Powers (the “Non-Executive Directors”)), were determined by the Board. In determining Non-Executive Director compensation, the Board reviewed data provided by the Company’s independent compensation consultant concerning compensation paid to directors by the Company’s peer group of companies, considered the appropriateness of the form and amount of Non-Executive Director compensation and considered Director compensation with a view toward attracting and retaining qualified Non-Executive Directors. The Board believes that compensation for Non-Executive Directors should be competitive and fairly pay such Directors for work required for a company of NDS’s size and complexity. In addition, the Board believes that Non-Executive Director compensation should include equity-based compensation in addition to cash compensation in order to align those Directors’ interests with the long-term interests of shareholders.

Directors are not compensated per meeting attended. The annual retainers for the Non-Executive Directors’ service on the Board and its committees during the fiscal year ended June 30, 2008 was as follows:

Description	Amount
Annual Cash Retainer	$77,500
Audit Committee Chair Annual Retainer	11,000
Audit Committee Member Annual Retainer	15,000

Pursuant to the Company’s Articles of Association, the aggregate amount that the Company may expend for compensation of Non-Executive Directors cannot exceed $1,000,000 per annum.

The table below shows the total compensation earned during the fiscal year ended June 30, 2008 by the Company to each Non-Executive Director:

Name of Director	Fees Earned Or Paid in Cash	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non- Qualified Deferred Compensation Earnings	All Other Compensation	Total

Roger W. Einiger	$92,500	$71,406	$48,915	─	─	─	$212,821

Nathan Gantcher	92,500	71,406	48,915	─	─	─	212,821

Peter J. Powers	103,500	71,406	50,240	─	─	─	225,146
____________________
(1)
The amounts in the Stock Awards column represent the value of stock awards recognized for financial statement reporting purposes, as computed in accordance with SFAS 123R for fixed conditional awards granted under the NDS Group plc 2006 Long-Term Incentive Plan, disregarding estimates of forfeitures related to service-based vesting conditions. On December 3, 2007, each of Messrs. Einiger, Gantcher and Powers were granted a time-vested fixed conditional award over 2,500 ADRs representing Series A Ordinary Shares, which vest in four equal installments on August 15, 2008, 2009, 2010 and 2011. In accordance with this vesting schedule, each of Messrs. Einiger, Gantcher and Powers received 625 ADRs representing Series A Ordinary Shares in respect of their respective fixed conditional awards on August 15, 2008. In addition, on August 15, 2008, each of Messrs. Einiger, Gantcher and Powers received an additional 625 ADRs representing Series A Ordinary Shares in respect of fixed conditional awards granted during the fiscal year ended June 30, 2007, which vest in four equal installments beginning August 15, 2007.

(2)
No stock options were granted in fiscal 2008. The amounts in the Option Awards column reflect the value recognized for financial statement reporting purposes as computed in accordance with FAS 123R using the Black-Scholes option pricing model, disregarding estimates of forfeitures related to service-based vesting conditions. For additional information about the assumptions used in these calculations, see Note 13, “Equity Based Compensation” to the Company’s audited consolidated financial statements for the fiscal year ended June 30, 2008, included in the Company’s Annual Report on Form 10-K, which was filed with the SEC on August 8, 2008. As of June 30, 2008, the following stock options were outstanding for each of the Directors listed above:

Name of Director	Stock Options Outstanding	Stock Options Exercisable	Stock Options Unexercisable

Mr. Einiger	10,000	6,250	3,750
Mr. Gantcher	10,000	6,250	3,750
Mr. Powers	8,750	5,000	3,750

All Directors of the Company are reimbursed for their reasonable out-of-pocket expenses incurred in connection with attendance at meetings of, and other activities relating to service on, the Board and any committee of the Board.

CORPORATE GOVERNANCE

Meetings and Committees of the Board of Directors

During the fiscal year ended June 30, 2008, the Board held seven meetings. During the fiscal year ended June 30, 2008, all of the Directors attended at least 75% of the meetings of the Board and the meetings of the committees on which they served. Directors are encouraged to attend and participate in the Company’s annual meetings of shareholders. All of the Directors attended the annual meeting of shareholders held on October 26, 2007.

Under the applicable NASDAQ listing standards, the Company is deemed to be a “controlled company” because News Corporation holds more than 50% of the voting power of the Company. Accordingly, the Company is not subject to certain NASDAQ corporate governance requirements, including the requirement that the Board consist of a majority of independent Directors or the requirement that it maintain independent compensation (or remuneration) and nominating committees.

During the fiscal year ended June 30, 2008, the Board had one committee: the Audit Committee. As a “controlled company,” the Board does not currently have, and is not required to have, an independent nominating committee or an independent compensation (or remuneration) committee.

Audit Committee

The Audit Committee consists of Mr. Powers, who serves as its Chairman, and Messrs. Einiger and Gantcher. The Audit Committee assists the Board in its oversight of (i) the integrity of the Company’s financial reporting processes and systems of internal control, (ii) the qualifications, independence and performance of the Company’s independent registered public accounting firm and the performance of the Company’s corporate auditors and corporate audit function, (iii) the Company’s compliance with legal and regulatory requirements involving financial, accounting and internal control matters, (iv) investigations into complaints concerning financial matters and (v) risks that may have a significant impact on the Company’s financial statements. The Audit Committee provides an avenue of communication among management, the independent registered public accounting firm, the corporate auditors and the Board.

The Audit Committee Charter provides that its members shall consist entirely of Directors who the Board determines are “independent” in accordance with the NASDAQ listing standards and who meet the additional “independence” requirements imposed by the NASDAQ listing standards for Audit Committee membership. The Board has determined that each of the members of the Audit Committee meets the NASDAQ independence requirements and that each member of the Audit Committee is an “audit committee financial expert,” as such term is defined by the SEC.

A copy of the Audit Committee Charter may be found on the Company’s website at: http://www.nds.com/pdfs/Audit_Committee_Charter.pdf.

Compensation Matters

As a “controlled company,” the Company is not required to maintain a remuneration or compensation committee.

The Company retains Deloitte Consulting LLP (“Deloitte”), an independent compensation consulting firm, to provide advice on a variety of compensation matters as requested by the Company’s senior management, including providing peer company compensation data and perspectives on market trends. Management takes into account information provided by Deloitte to help make recommendations to the Board regarding the appropriate level and mix of compensation for each of the Named Executive Officers in light of our compensation goals. In addition, members of our senior management team keep abreast of developments in compensation and benefits matters, participate in the gathering and presentation of facts related to these matters and formulate and make recommendations, in consultation with News Corporation management, to the Board in these areas. Our Chairman and Chief Executive Officer, Dr. Abe Peled, provides recommendations to the Board regarding executive officer compensation packages; however, he does not make recommendations about, or participate in, decisions regarding his own compensation. The Board makes final determinations with respect to the compensation of the Named Executive Officers based on the recommendations and information it receives.

Other Corporate Governance Matters

Because News Corporation, through its subsidiary NDS Holdco Inc., beneficially owns 100% of the Series B ordinary shares, which have ten votes per share (as opposed to the Series A ordinary shares, which have one vote per share), News Corporation controls approximately 96% of the Company’s voting power. By reason of such ownership, News Corporation is able to control the composition of the Board and to control the votes on all other matters submitted to a vote of the Company’s shareholders. Three of the Company’s seven current Directors are Directors or executive officers of News Corporation. Additionally, Dr. Peled, Chairman and Chief Executive Officer of the Company, advises News Corporation’s management from time to time with respect to various technology matters pertaining to News Corporation’s wider business interests.

Board of Directors

The Company’s Articles of Association currently provides for a minimum of two Directors unless otherwise determined by ordinary shareholder resolution. At each annual meeting of shareholders, up to one-third of independent Directors are required to retire from office and indicate whether or not he or she intends to stand for re-election. Directors appointed by News Corporation and any Director who is also Chairman or Chief Executive Officer of the Company are exempt from this requirement. As a consequence of this exemption, only three Directors of the Company are currently subject to the rule requiring periodic retirement from office, and only one Director, in this case Mr. Powers, is required to retire from office and stand for election at the Annual Meeting.

Director Independence

The Board undertook its annual review of Director independence during the first quarter of fiscal year 2009. During this review, the Board considered transactions and relationships between each Director or any member of his immediate family and the Company and its subsidiaries and affiliates. The Board also examined transactions and relationships between each of the Directors or their affiliates and members of the Company’s senior management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that each such Director is independent of the Company.

As a result of this review, the Board determined that Messrs. Einiger, Gantcher and Powers are independent of the Company and its management under the NASDAQ listing standards.

Standards of Business Conduct and Code of Ethics

The Board has adopted a Standards of Business Conduct (the “Standards”), which confirms the Company’s policy to conduct its affairs in compliance with all applicable laws and regulations and observe the highest standards of business ethics. The Standards have been adopted by the Company, its subsidiaries and divisions in all locations, unless the Standards conflict with local law.

To further promote ethical and responsible decision making, the Board has established a Code of Ethics for its Chief Executive Officer and senior financial officers that is included in the Standards.

The full text of the Standards and the Code of Ethics may be found on the Investor Relations section of the Company’s website at http://www.nds.com/pdfs/standards_of_business_conduct.pdf and are available in print to any shareholder requesting a paper copy of these documents by contacting the Company Secretary.

Director Nomination Procedure

As described above, as a “controlled company,” the Board does not have, and is not required to have, an independent nominating committee. Decisions with respect to nominees to the Board are made by the full Board in consultation with News Corporation. The Board has developed criteria for filling vacant Board positions, taking into consideration such factors as it deems appropriate, including: the candidate’s education and background; his or her general business experience and familiarity with the Company’s businesses; and whether he or she possesses unique expertise which will be of value to the Company. Candidates should not have any interests that would materially impair his or her ability to exercise independent judgment or otherwise discharge the fiduciary duties owed as a Director to the Company and its shareholders. All candidates must be individuals of personal integrity and ethical character, and who value and appreciate these qualities in others. It is expected that each Director will devote the necessary time to the fulfillment of his or her duties as a Director. In this regard, the Board will consider the number and nature of each Director’s other commitments, including other directorships. The Board will seek to promote, through the nomination process, an appropriate diversity on the Board of professional background, experience, expertise, perspective, age, gender, ethnicity and country of citizenship.

Under the Company’s Articles of Association, the Board may by ordinary resolution appoint any person who is willing to act as Director. News Corporation controls approximately 96% of the Company’s voting power, and thereby has the ability to direct the actions of the Board and to elect all Directors who are subject to election each year. As a consequence, News Corporation controls the composition of the Board.

Shareholder Nomination Procedure

Shareholders of record are permitted to submit a nomination for Director by providing timely notice of a Director nomination in writing to the attention of the Company Secretary at NDS Group plc, One Heathrow Boulevard, 286 Bath Road, West Drayton, Middlesex, UB7 0DQ, England. To be timely for the 2009 annual general meeting of shareholders, pursuant to Section 69(2)(b) of the Company’s Articles of Association, the notice must be delivered to the Company not less than seven nor more than 42 days before the date of the annual general meeting of shareholders.

Shareholder nominations must contain, for each person nominated as Director, all information relating to such nominee as would be required in proxy solicitations pursuant to Rule 14a-8 of Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and such nominee’s written consent to serve as Director if elected. Shareholder nominations must also state the nominating shareholder’s name and address as it appears on the Company’s books, the class and number of ordinary shares owned by the shareholder, a representation that the shareholder is a shareholder of record of the Company’s ordinary shares entitled to vote at such meeting and that the shareholder intends to appear in person or by proxy at such meeting to propose such nomination and whether such shareholder intends to deliver a proxy statement and form of proxy to a sufficient number of holders of the Company’s ordinary shares to elect such nominee or nominees.

Director candidates recommended by shareholders should meet the Director qualifications set out under the heading “Director Nomination Procedure.” All Director candidates recommended by shareholders will be considered by the Board in the same manner as any other candidate.

No shareholder nominations were received for consideration at the Annual Meeting.

Shareholder Communication with the Board of Directors

Shareholders play an integral part in corporate governance and the Board ensures that shareholders are kept fully informed through:

•
information provided on the Company’s website, http://www.nds.com, including the Company’s Annual Report which is distributed to all shareholders in connection with distribution of the Company’s proxy statement for the Annual Meeting and which is available to all shareholders on request;

•	reports and other disclosures made to the SEC and NASDAQ; and

•	notices and proxy statements of special and annual meetings of shareholders.

It is the policy of the Company to facilitate communications of shareholders with the Board and the Audit Committee. Shareholders may raise matters of concern at annual meetings of shareholders. Communications to any Director, to the Audit Committee or to the Board as a whole, should be submitted in writing and sent by regular mail to the attention of the appropriate party or Mr. Peter Powers at NDS Group plc, One Heathrow Boulevard, 286 Bath Road, West Drayton, Middlesex, UB7 0DQ, England. This contact information is also posted on the Investor Relations section of the Company’s website at http://www.nds.com/investor_relations/communications_policy.html.

Director Evaluation Policy

The Board of Directors is responsible for conducting an annual review and evaluation of the Board’s conduct and performance based upon completion by all Directors of a self-evaluation form that includes an assessment, among other things, of the Board’s maintenance and implementation of the Company’s standards of conduct and corporate governance policies. The review seeks to identify specific areas, if any, in need of improvement or strengthening and culminates in a discussion by the full Board of the results and any actions to be taken.

EXECUTIVE OFFICERS OF THE COMPANY

The executive officers of the Company at June 30, 2008, are set out in the table below. Each holds the offices indicated until his successor is chosen and qualified the regular meeting of the Board of Directors to be held following an annual general meeting of shareholders or at other meetings of the Board of Directors, as appropriate. The ages shown are as of October 27, 2008.

Name	Age	Position with the Company

Abe Peled	62	Director, Chairman and Chief Executive Officer
Alexander Gersh	44	Chief Financial Officer and Company Secretary
Raffi Kesten	55	Chief Operating Officer

None of the executive officers of the Company is related to any other executive officer or Director by blood, marriage or adoption.

Information concerning Dr. Peled can be found under the heading “Directors Continuing in Office.”

Alexander Gersh joined us in 2005 as Chief Financial Officer. Mr. Gersh was Chief Financial Officer at FLAG telecom, a global network service provider, from 2003 to 2005 and was Executive Vice President and Chief Financial Officer at NextiraOne North America from 2002 to 2003. Mr. Gersh has also held senior international finance roles at British Telecommunications and Motorola in the United Kingdom and Russia. Mr. Gersh has been the Chairman of the Audit Commission of Vimpel Com Inc. since 2003.

Raffi Kesten has been our Chief Operating Officer since 2006. Mr. Kesten joined us in 1996 as Vice President and General Manager of NDS Technologies Israel Limited, an indirect subsidiary of ours and subsequently assumed responsibilities for our smart card procurement and production. Prior to joining us, Mr. Kesten held senior operating positions at various companies in Israel, including Indigo, Intel and Tadiran.

SECURITY OWNERSHIP OF THE COMPANY

The following table sets out the beneficial ownership of both Series A Ordinary Shares and Series B Ordinary Shares as of October 29, 2008 for the following: (i) each person who is known by the Company to own beneficially more than 5% of the outstanding ordinary shares; (ii) each member of the Board of Directors; (iii) each named executive officer; and (iv) all directors and executive officers of the Company as a group. None of the shares reported in this table for directors and executive officers has been pledged as security for any obligation.

	Number of Shares Beneficially Owned(1)		Percent of Class(1)		Option
Name	Series A	Series B	Series A	Series B	Shares(2)

News Corporation(3)	─	42,001,000	─	100%	─
Janus Capital Management LLC(4)	1,775,180	─	10.8%	─	─
AKO Capital LLP(5)	1,560,671	─	9.5%	─	─
Egerton Capital Limited Partnership(6)	1,456,708	─	8.9%	─	─
Renaissance Technologies Corp.(7)	1,280,949	─	7.8%	─	─
Morgan Stanley(8)	1,024,115	─	6.2%	─	─
David F. DeVoe	─	─	─	─	─
Roger W. Einiger	10,875	─	*	─	6,250
Nathan Gantcher	1,875	─	*	─	6,250
Alexander Gersh	6,383	─	*	─	80,425
Lawrence A. Jacobs	─	─	─	─	─
Raffi Kesten	8,767	─	*	─	17,000
Abe Peled	12,496	─	1.2%	─	183,500
Peter J. Powers	1,875	─	*	─	6,000
Arthur M. Siskind	─	─	─	─	─
All current directors and executive officers as a group (9 members)	42,271	─	2.0%	─	299,425
___________________
*	Represents beneficial ownership of less than one percent of the issued and outstanding Series A Ordinary Shares on October 29, 2008.

(1)
Applicable percentage of ownership is based on 16,428,228 Series A Ordinary Shares and 42,001,000 Series B Ordinary Shares outstanding as of October 29, 2008. Beneficial ownership is determined in accordance with SEC rules. In computing the number of ordinary shares beneficially owned by a person and the percentage ownership of that person, ordinary shares subject to stock options held by that person that are currently exercisable or that become exercisable within 60 days following October 29, 2008 are deemed outstanding for that particular person. However, such ordinary shares are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the shareholder(s) named in this table has sole voting and dispositive power with respect to the ordinary shares shown as beneficially owned by such shareholder. The address for all Directors and executive officers of the Company is c/o NDS Group plc, One Heathrow Boulevard, 286 Bath Road, West Drayton, Middlesex, UB7 0DQ, England.

(2)
The number of option shares reported reflects the number of Series A ordinary shares subject to stock options currently exercisable or that become exercisable within 60 days following October 29, 2008.

(3)
According to a Schedule 13G/A filed with the SEC on August 22, 2008, 42,001,000 Series B ordinary shares are owned of record by NDS Holdco, Inc. Accordingly, News Corporation may be deemed to be the indirect beneficial owner of such Series B Ordinary Shares. The principal executive office of NDS Holdco, Inc. is c/o News Corporation, 1211 Avenue of Americas, New York, NY 10036.

(4)
According to a Schedule 13G/A filed with the SEC on February 14, 2008, 1,775,180 Series A Ordinary Shares are owned by Janus Capital Management LLC, 965,304 shares of which are beneficially owned by Janus Overseas Fund. The principal executive office of each of the reporting persons is 151 Detroit Street, Denver, Colorado 80206.

(5)
According to a Schedule 13D filed with the SEC on July 9, 2008, 1,560,571 Series A Ordinary Shares are owned by AKO Capital LLP, AKO Master Fund Limited and Nicolai Tangen, each of whom may be deemed to be the beneficial owner of 1,560,571 Series A Ordinary Shares. The principal executive office of AKO Capital LLP and Nicolai Tangen is 61 Conduit Street, London, W1S 2GB, United Kingdom. The principal executive office of AKO Master Fund Limited is P.O. Box 309, George Town, Cayman Islands.

(6)
According to a Schedule 13D filed with the SEC on July 16, 2008, 1,456,708 Series A Ordinary Shares are owned by Egerton Capital Limited Partnership, Egerton Capital Limited and John Armitage, each of whom may be deemed to be the beneficial owner of the 1,456,708 Series A Ordinary Shares. The principal executive office of the reporting persons is 2 George Yard, Lombard Street, London, EC3V 9DH, United Kingdom.

(7)
According to a Schedule 13G/A filed with the SEC on February 13, 2008, 1,280,949 Series A Ordinary Shares are owned by Renaissance Technologies Corp. and James H. Simons, each of whom may be deemed to be the beneficial owner of the 1,280,949 Series A Ordinary Shares. The principal executive office of the reporting persons is 800 Third Avenue, New York, New York 10022.

(8)
According to a Schedule 13G filed with the SEC on February 14, 2008, 1,024,115 Series A Ordinary Shares are owned by Morgan Stanley, 1,021,315 of which are beneficially owned by Morgan Stanley & Co. Incorporated The principal executive office of the reporting persons is 1585 Broadway, New York, New York 10036.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Our Compensation Program Philosophy and Objectives

The goal of creating long-term growth and value for our shareholders drives our philosophy of how we design our executive compensation program. Our executives are central to the value that the Company creates for our shareholders. It is their leadership, talent and ability to identify and execute on business opportunities that spur the Company’s future growth and success. To that end, we must attract, motivate and retain the highest quality talent to lead the Company, and our compensation program is a key tool in achieving these goals.

The Board is responsible for establishing and overseeing the Company’s executive compensation program, including making executive compensation decisions for the executive officers listed on the summary Compensation Table below, who we collectively refer to as the “Named Executive Officers.” Under applicable NASDAQ listing standards, the Company is deemed to be a “controlled company” because its controlling shareholder, News Corporation, holds more than 50% of the voting power of the Company. Accordingly, the Company is not subject to certain NASDAQ listing requirements, including the requirement that it maintain a compensation committee comprising independent directors. In addition, because the Board is controlled by directors appointed by News Corporation, News Corporation is able to control compensation decisions made by the Board with respect to the Named Executive Officers.

The Board believes that compensation for its executives, including the Named Executive Officers, should fulfill the following objectives: (i) attracting the highest quality talent to the Company; (ii) motivating executives in the short- and long-term by rewarding them for meeting or exceeding individual or Company performance goals; (iii) aligning our executives’ interests with the long-term interests of our shareholders; and (iv) encouraging and providing incentives for executives to remain with the Company for long and productive careers.

In order to attract and retain the best talent, our executives’ compensation packages must remain competitive. The Board analyzes the compensation practices of a group of our peer companies, which consist of similarly-sized U.S.-based technology companies and U.K.-based general industry companies. Although the Board considers the compensation practices of our peer companies, it does not use peer group data to base, justify or provide a framework for compensation decisions. The Board also does not target compensation to a specific range within the group of peer companies. Rather, it uses peer company data to obtain a general understanding of current compensation practices. The Board’s goal is to provide total compensation packages that are competitive with prevailing practices in our industry and in the geographic markets in which we conduct business; however, the Board retains flexibility within our compensation program in order to respond to and adjust for specific circumstances and our evolving business environment.

The Company retains Deloitte to provide advice on a variety of compensation matters as requested by the Company’s senior management, including providing peer company compensation data and perspectives on market trends that may impact decisions regarding the Company’s executive compensation program and practices. Management takes into account information provided by Deloitte to help make recommendations to the Board regarding the appropriate level and mix of compensation for each of the Named Executive Officers in light of our compensation objectives. In addition, members of our senior management team keep abreast of developments in compensation and benefits matters, participate in the gathering and presentation of facts related to these matters and formulate and make recommendations, in consultation with News Corporation management, to the Board in these areas. Our Chief Executive Officer, Dr. Abe Peled, is a Named Executive Officer, as well as Chairman of the Board. Dr. Peled provides recommendations to the Board regarding the other Named Executive Officers’ compensation packages; however, he does not make recommendations about, or participate in, decisions regarding his own compensation.

Elements of Our Named Executives Officers’ Compensation Packages

The key elements of our executive compensation program for the Named Executive Officers are: base salary, merit-based and performance-based bonuses and retirement benefits. The Named Executive Officers also receive certain perquisites, but those perquisites are not a key element of compensation. The table below illustrates how each element of compensation fulfills our four compensation objectives discussed above:

Element of Compensation	Attraction	Motivation	Alignment with Shareholder Interests	Retention

Base salary	X			X
Merit-based bonus	X	X		X
Performance-based bonus	X	X	X	X
Retirement benefits	X			X

When making individual executive compensation decisions, our Board considers such characteristics as the Named Executive Officer’s leadership and management expertise, performance history, the complexity of the position and responsibilities, growth potential, term of service with the Company and reporting structure. The Board also takes into account certain other market factors, such as the significance that our industry and geographic markets play in the Company’s ability to attract and retain talent, among others. In determining the amount of total compensation, the Board considers both currently paid compensation and the opportunity for future compensation, as well as the mix of cash and equity-based compensation.

The Board annually reviews and analyzes the nature and amounts of all elements of each Named Executive Officer’s total compensation package, both separately and in the aggregate, to ensure that total compensation is competitive within the marketplace, that a significant portion of each Named Executive Officer’s compensation is performance based, and that an appropriate balance is maintained in focusing different elements of compensation on both the short-term and long-term performance of the Company. Any future compensation decisions by the Board for the Named Executive Officers are made in the context of this review.

Our fiscal 2008 Named Executive Officers are Dr. Abe Peled and Messrs. Alexander Gersh and Raffi Kesten. Each of our Named Executive Officers is party to a pre-existing negotiated employment agreement. See “Employment Agreements” for a more detailed description of each of the Named Executive Officer’s employment agreements. The compensation package of each of the Named Executive Officers does not necessarily contain each of the elements of compensation mentioned above. Instead, the Board creates a compensation package for each of the Named Executive Officers that contains a mix of compensation elements that it believes best addresses his particular responsibilities and that will best achieve our compensation objectives.

Base Salary. The basic element of compensation needed to attract and retain an employee in any organization is base salary. Base salary is the fixed element of a Named Executive Officer’s annual cash compensation, and serves as a baseline measure of the Named Executive Officer’s value to the Company and the foundation upon which the types and amounts of other elements of compensation for the Named Executive Officer is based.

As discussed above, each of the Named Executive Officers is party to a pre-existing negotiated employment agreement, which provides for a minimum base salary. At the time each of these employment agreements was entered into, the then Remuneration Committee established each Named Executive Officer’s base salary in the context of the nature of the Named Executive Officer’s particular position, the responsibilities associated with that position, their experience, expertise, knowledge and qualifications, market factors, retention factors, our Chief Executive Officer’s recommendation (with the exception of his own base salary) and the Company’s overall compensation philosophy.

The Board reviews annually the base salary of each of the Named Executive Officers, subject to the terms of any applicable employment agreement. Base salary may be adjusted if the Board determines that an adjustment is warranted or that a different mix of compensation elements may more appropriately compensate the individual Named Executive Officer in light of the Company’s compensation objectives.

During the fiscal year ended June 30, 2008, base salaries for Dr. Peled and Messrs. Gersh and Kesten were £660,000 (approximately $1,315,789), £270,000 (approximately 538,278) and NIS 2,150,000 (approximately $637,623), respectively.

Merit-Based Bonus. Merit-based bonuses are used to motivate performance and to provide a variable element to annual, short-term cash compensation. In determining merit-based bonuses for the Named Executive Officers, the Board uses its discretion to evaluate several factors, including the performance of the Company, the individual Named Executive Officer's overall performance during the fiscal year covered by the bonus, the individual's position and responsibilities within the Company and the recommendation of the Chief Executive Officer (except with respect to his own merit-based bonus). None of these factors are assigned a specific weight and merit-based bonuses are not based on pre-established performance or similar criteria. Instead, the Board recognizes that the relative importance of each of these factors may change from time to time in order to adapt to specific business challenges and to reflect changing economic and marketplace conditions.

In determining the fiscal 2008 merit-based bonuses for the Named Executive Officers, the Board considered the Company’s achievements as a whole in fiscal 2008, including the Company’s overall strong growth, attainment of budgeted earnings and profit margins, key customer wins and deliveries of new products to existing customers. The Board also considered each of the Named Executive Officer’s individual contributions to those achievements, as well as their accomplishments in their specific roles within the Company. In determining the amount of each of the Named Executive Officers’ fiscal 2008 merit-based bonuses, the Board also took into consideration its determination not to increase any of the base salaries for the Named Executive Officers for fiscal 2009, consistent with the Board’s belief that a significant portion of each of the Named Executive Officers’ compensation should be tied to their performance. With respect to Dr. Peled, the Board considered Dr. Peled’s continued strong leadership of the Company in achieving the accomplishments noted above, his strategic planning for the Company’s long-term goals and his position as a leader in the industry. For Mr. Gersh, the Board noted his success in managing the Company’s financial operations and delivering performance that achieved or exceeded financial objectives, which was evidenced by the strong financial position of the Company and the operating profit growth results of the Company for the fiscal year. The Board also considered Mr. Gersh’s effective representation of the Company to investors and the financial community. With respect to Mr. Kesten, the Board noted Mr. Kesten’s continued leadership and success in implementing the Company’s strategic initiatives and executing its operational objectives. In light of these considerations, the Board determined to award merit-based bonuses for fiscal 2008 in the amount of £850,000 (approximately $1,694,577), £210,000 (approximately $418,660) and NIS 1,600,000 (approximately $474,510), to Dr. Peled and Messrs. Gersh and Kesten, respectively. Pursuant to the terms of his employment agreement, Dr. Peled is entitled to receive a minimum annual merit-based bonus of £200,000.

Performance-Based Bonus. The Named Executive Officers have a direct influence on the Company’s operations and strategy. Consequently, the Board believes that a larger portion of a the Named Executive Officer’s total compensation should be variable based on the Company’s performance. As an incentive for the Named Executive Officers to strive continuously for better performance, a portion of the named executive officer’s total compensation is “at risk” based upon the Company’s short-term and long-term performance. The performance-based bonuses awarded to our Named Executive Officers are designed to foster a performance-driven, pay-for-performance culture that also aligns our Named Executive Officers’ interests with those of our shareholders.

In determining the performance criteria for performance-based bonuses, the Board uses performance measures that are tied to objective operation results of the Company because it believes that the performance measures should be based on results that are within the control of the Named Executive Officers, rather than a share price that is also influenced by external market forces and that could potentially lead to an undesirable focus on short-term factors outside the Named Executive Officers’ control. The Board chooses performance-based measures that it believes will provide an incentive for an executive to drive operating results in the short-term, as well as drive sustainable and profitable growth in order to create long-term value for our shareholders.

In fiscal 2008, each of the Named Executive Officers participated in a Company-wide grant of conditional awards (the “Performance-Based Conditional Awards”) under the NDS Group plc 2006 Long-Term Incentive Plan (the “LTIP”). These awards were conditioned upon the attainment of particular pre-determined operating income goals for fiscal 2008. Under the terms of these Performance-Based Conditional Awards, if the Company’s actual fiscal 2008 operating income as compared to its pre-determined fiscal 2008 target operating income was within a certain performance goal range that was approved by the Board, the Named Executive Officer was entitled to receive time-vested ADRs representing Series A Ordinary Shares. Following the end of the 2008 fiscal year, the Company determined the degree to which the Company’s operating income goal was obtained. Based on the Company’s actual fiscal 2008 operating income, which fell within the performance goal range, the Named Executive Officer received a percentage of his annualized base salary in time-vested ADRs representing Series A Ordinary Shares. The pre-determined fiscal 2008 operating income goals for each of Dr. Peled and Messrs. Gersh and Kesten are set forth in Footnote 1 to the Grants of Plan-Based Awards Table below. The number of ADRs representing Series A Ordinary Shares awarded to each Named Executive Officer in satisfaction of a fiscal 2008 Performance-Based Conditional Award was determined by dividing the value of the award by the average closing price of the ADRs representing Series A Ordinary Shares on NASDAQ for the 20-day trading period ended on August 5, 2008.

Based on the Company’s actual fiscal 2008 operating income and pursuant to each of their fiscal 2008 Performance-Based Conditional Awards, Dr. Peled and Messrs. Gersh and Kesten received time-vested ADRs representing 28,584, 11,693 and 12,244 Series A Ordinary Shares, respectively. Twenty-five percent of these ADRs will vest on August 15, 2008, with the remaining balance vesting in three equal annual installments over the next three years. The fiscal 2008 Performance-Based Conditional Awards best serve the Company’s compensation objectives because the performance feature focuses on business priorities by clearly communicating to the Named Executive Officers what the Board believes is most important in driving business performance and ultimately creating value for our shareholders, while the time-vested ADRs foster share ownership that encourages a longer-term view of the Company’s performance and promotes retention.

Retirement Benefits

Our pension plans serve as an important executive retention tool. Mr. Gersh participates in the News International Pension Plan, which is a broad-based, tax-qualified defined contribution plan in which all U.K. employees of NDS are eligible to participate and Mr. Kesten participates in a broad-based, tax-qualified defined contribution, disability and severance plan in which all Israeli employees of NDS are eligible to participate.

Dr. Peled participates in the News International Pension & Life Assurance Plan for Senior Executives and the News International Unapproved Pension & Life Assurance Plan (the “News Pension Plans”). The News Pension Plans provide Dr. Peled a benefit at retirement that is based on Dr. Peled’s number of years of benefit service from the date of joining the plans and final pensionable salary. In addition, these plans provide Dr. Peled death-in-service benefits and provide pension benefits to his surviving spouse. For more information on the News Pension Plans, see the “Pension Plan Benefits” table below.

Perquisites

We provide our Named Executive Officers with limited types of perquisites and other personal benefits that the Board feels are reasonable and consistent with the Company’s overall compensation philosophy. The perquisites constitute a very small percentage of each of the Named Executive Officer’s total compensation package.

For the fiscal year ended June 30, 2008, Dr. Peled received a Company-provided automobile and reimbursement for housing and relocation expenses; Mr. Gersh received a car allowance and financial planning and tax assistance; and Mr. Kesten received a Company-provided automobile. A further description of the perquisites received by each of the Named Executive Officers in fiscal 2008, as well as their incremental cost to the Company, is reported in the Summary Compensation Table and its accompanying footnotes.

Severance Arrangements

The employment agreements of Dr. Peled and Messrs. Gersh and Kesten contain negotiated severance provisions that provide benefits to each Named Executive Officer upon his separation from the Company, which are more fully described under “Employment Agreements,” below. In addition, in line with customary practice in Israel, the Company contributes to a severance fund on behalf of Mr. Kesten. For more information on these severance arrangements, see “Potential Payments upon Termination,” below. None of the Named Executive Officer’s employment agreements contains provisions relating to a change in control of the Company.

Our Equity Grant Practices

We use equity awards to recognize performance and to provide a strong retention incentive to certain employees who drive the development and/or execution of our business strategies. Equity awards also foster share ownership by our employees, which promotes a focus on long-term growth and further links their interests with those of our shareholders.

Generally, the Board approves and makes awards of equity grants under our equity compensation plans after the grantees’ attainment of certain performance criteria. Occasionally, the Board may approve one-time grants for particular circumstances, such as upon a hiring, promotion or contract renewal. More generally, awards under the LTIP are primarily made once a year through a broad-based program. In each fiscal year, the Board approves performance targets and the range of equity awards payable upon the achievement of those targets. In structuring our equity incentive program and determining the type and amounts of each grant, we consider the impact the equity awards will have on our operating results, and we strive to achieve an appropriate balance between the impact on our financial operating results and our compensation objectives.

The Board currently intends to continue to grant performance-based equity awards under the LTIP to certain of its executives, including the Named Executive Officers, on an annual basis. Such awards may be discretionary or based on pre-determined performance goals, including, but not limited to, operating income, gross margin or net income per share.

COMPENSATION COMMITTEE REPORT

As discussed above, as a “controlled company,” the Company is not required to maintain a remuneration or compensation committee; therefore the Board makes final determinations with respect to the compensation of the Named Executive Officers.

The Board has reviewed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and discussed it with the Company’s management. Based on the Board’s review and discussions with management, the Board has authorized the Compensation Discussion and Analysis be included in this proxy statement.

The Board of Directors
David F. DeVoe	Lawrence A. Jacobs
Roger W. Einiger	Abe Peled
Nathan Gantcher	Peter J. Powers
Arthur M. Siskind

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As a “controlled company,” the Company does not maintain, and did not maintain in fiscal 2008, a compensation committee that met the NASDAQ independence requirements. Instead, the full Board assumes the responsibilities that would normally fall into the ambit of a compensation committee or a committee performing a similar function.

The members of the Board whose names appear above were members during all of fiscal 2008. Dr. Abe Peled, a Named Executive Officer, is the Company’s Chief Executive Officer in addition to being Chairman of the Board. Although Dr. Peled is a member of the Board, he did not participate in discussions or voting regarding his own compensation. Other than Dr. Peled, no member of the Board is or has been a former or current executive officer of the Company or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the named executive officers of which served as a Director of the Company during the fiscal year ended June 30, 2008.

EXECUTIVE COMPENSATION

Summary Compensation Table for the Fiscal Year Ended June 30, 2008

The following table sets forth information with respect to total compensation for the fiscal years ended June 30, 2008 and 2007 for the Named Executive Officers who served in such capacity on June 30, 2008.

Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards(1)	Option Awards(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings		All other Compensation		Total

Abe Peled(3)	2008	$1,315,789	$1,694,577	$820,428	$578,599	$252,978	(4)	$605,327	(5)	$5,267,698
Director, Chairman and Chief Executive Officer	2007	1,324,238	1,504,815	182,908	754,684	113,100		620,231		4,499,976

Alexander Gersh(3)	2008	538,278	418,660	410,602	791,864	─		76,064	(6)	2,235,468
Chief Financial Officer and Company Secretary	2007	501,605	381,220	103,925	1,097,902	─		75,217		2,159,869

Raffi Kesten(7)	2008	637,623	474,510	339,217	148,204	─		173,324	(8)	1,772,878
Chief Operating Officer	2007	466,532	352,850	75,118	228,480	─		101,162		1,224,142
_________________

(1)
The amounts in the Stock Awards column represent the value of stock awards recognized for financial statement reporting purposes, as computed in accordance with Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment” (“SFAS 123R”), disregarding estimates of forfeitures related to service-based vesting conditions.

(2)
The amounts in the Option Awards column represent the value recognized for financial statement reporting purposes for the applicable fiscal year as computed in accordance with SFAS 123R using the Black-Scholes option pricing model, disregarding estimates of forfeitures related to service-based vesting conditions. For additional information abut the assumptions used in these calculations, see , see Note 13, “Equity Based Compensation” to the Company’s audited consolidated financial statements for the fiscal year ended June 30, 2008, included in the Company’s Annual Report on Form 10-K, which was filed with the SEC on August 8, 2008.

(3)
Amounts paid to Dr. Peled and Mr. Gersh, with the exception of amounts in the “Share Awards” and “Option Awards” columns, are denominated in pounds sterling. For purposes of this tabulation, such amounts have been converted from pounds sterling into U.S. dollars at an exchange rate of £0.5016 to $1.00 for fiscal 2008 amounts and  £0.4984 to $1.00 for fiscal 2007 amounts.

(4)
The values reported with respect to Dr. Peled are theoretical as those amounts are calculated pursuant to SEC requirements and are based on a retirement assumption of age 55 or current age, if later, and other assumptions used in preparing the Company’s consolidated financial statements for the fiscal years ended June 30, 2007 and 2008. The change in pension value from year to year as reported in the Summary Compensation Table is subject to market volatility and may not represent the value that Dr. Peled will actually accrue under the News Pension Plans during any given fiscal year. The change in pension present value is attributable to the following:

Description	Amount
Change in assumptions	$(39,998)
Additional one year of pension accrual	292,976
Total	$252,978

(5)
This amount consists of (i) the aggregate incremental costs of Company perquisites provided to Dr. Peled of $341,384, which includes reimbursement of housing expenses of $204,481, reimbursement of continued relocation expenses of $79,745, company car expenses of $41,334, a medical examination, meals and spousal business travel and (ii) the incremental cost to the Company of other compensation of $263,943, which includes life insurance premiums paid of $262,053.

(6)
This amount consists of (i) the aggregate incremental costs of Company perquisites provided to Mr. Gersh of $23,086, all of which relates to a car allowance, and (ii) the incremental cost to the Company of other compensation of $52,978, which includes contributions to a defined contribution pension plan of $41,547.

(7)
Amounts paid to Mr. Kesten, with the exception of amounts in the “Share Awards” and “Option Awards” columns, are denominated in Israeli shekels. For purposes of this tabulation, such amounts have been converted from Israeli shekels into U.S. dollars at an exchange rate of NIS 3.3719 to $1.00 for fiscal 2008 amounts and NIS 4.2517 to $1.00 for fiscal 2007 amounts.

(8)
This amount consists of (i) the aggregate incremental costs of Company perquisites provided to Mr. Kesten of $68,709, including pay in lieu of vacation time of $40,171, a car allowance of $28,452 and meals and (ii) the incremental cost to the Company of other compensation of $104,615, which includes contributions to a severance plan of $47,189 and contributions to, and payments in lieu of contributions to, a defined contribution pension plan of $38,804.

Grants of Plan-Based Awards during the Fiscal Year Ended June 30, 2008

The following table sets forth information with respect to grants of plan-based awards under the Company’s compensation plans to the Named Executive Officers during the fiscal year ended June 30, 2008:

	Grant	Estimated Future Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards			All other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Date(1)	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards

Dr. Peled	12/03/2007	–	–	–	$661,058	$1,652,644	$2,478,966	–	–	–	–

Mr. Gersh	12/03/2007	–	–	–	270,433	676,082	1,014,123	–	–	–	–

Mr.Kesten	12/03/2007	–	–	–	283,178	707,945	1,061,917	–	–	–	–
___________
(1)
During the fiscal year ended June 30, 2008, the Named Executive Officers received a fiscal 2008 Performance-Based Conditional Award granting the right to receive a number of time-vested ADRs representing Series A Ordinary Shares based on the Company’s achievement of certain operating income targets. To the extent that the Company’s actual fiscal 2008 operating income fell within a certain range, the Named Executive Officer received a percentage of his annualized base salary in time-vested ADRs representing Series A Ordinary Shares as summarized below:

Name	Below Threshold	Threshold (87.817% of Target)	Target	Maximum (> 112.183% of Target)

Dr. Peled	0%	50.0%	125.0%	187.5%
Mr. Gersh	0%	50.0%	125.0%	187.5%
Mr. Kesten	0%	50.0%	125.0%	187.5%

Because the number of ADRs representing Series A Ordinary Shares had not been determined on the grant date of the fiscal 2008 Performance-Based Conditional Awards, the dollar amounts in the table above reflect the dollar value of such ADRs. The average annual exchange rates for the fiscal year ended June 30, 2008 (£0.4992 to $1.00 in the case of Dr. Peled and Mr. Gersh; NIS 3.7962 to $1.00 in the case of Mr. Kesten) were used to convert the Named Executive Officers’ salaries to U.S. dollars, as this is the exchange rate to be used in calculating the actual awards. For further information on the fiscal 2008 Performance-Based Conditional Awards, including the number of ADRs representing Series A Ordinary Shares each Named Executive Officer received when the awards were determined on August 6, 2008, see “Compensation Discussion and Analysis – Elements of our Named Executive Officers’ Compensation Packages – Performance-Based Bonus.”

Employment Agreements

Summary of Employment Agreement with Abe Peled

On December 1, 1999, the Company entered into an employment agreement with Dr. Abe Peled, pursuant to which Dr. Peled serves as Chief Executive Officer, a member of the Board and a member of the board of directors of each subsidiary of the Company as required by the Board. The employment agreement initially provided for a three-year term effective as of December 1, 1999. Subject to the terms of the employment agreement, on the expiry of the initial term of the employment agreement, the term was to continue to be extended for successive one-year periods unless either party provides the other party with at least 12 months’ prior written notice of such party’s decision not to extend the term.

Under the terms of the employment agreement, Dr. Peled will receive a base salary of at least £400,000 (approximately $797,448) per annum. Dr. Peled will also receive a minimum annual bonus of £200,000 (approximately $398,724) during each year of service rendered under the employment agreement. Any increase in the base salary, or any additional bonuses to be paid to Dr. Peled, shall be at the sole discretion of the Board. Dr. Peled’s employment agreement also provides that he is entitled to participate in any profit-sharing, pension, group medical, dental, disability and life insurance and other similar benefit plans in effect at the time the agreement was entered into or subsequently adopted by the Company during the term of the employment agreement, applicable to senior executives of the Company. Dr. Peled shall be entitled to participate in any stock option or share purchase scheme presently in effect or subsequently adopted by the Company and applicable to senior executives of the Company.

Pursuant to the employment agreement, the Company also provides Dr. Peled with the use of an automobile in England, reimbursement of housing expenses and an annual allowance of £40,000 (approximately $79,745) for continued relocation expenses, to be paid semi-annually. The Company shall reimburse all travel and other expenses properly and reasonably incurred by Dr. Peled in the discharge of his duties.

Dr. Peled’s employment agreement contains customary confidentiality, non-competition, non-solicitation, and cooperation provisions.

Summary of Employment Agreement with Alex Gersh

On November 11, 2004, a subsidiary of the Company, NDS Limited, entered into an employment agreement with Alex Gersh, pursuant to which Mr. Gersh serves as Chief Financial Officer of the Company for a continuous period effective as of January 4, 2005 unless terminated pursuant the provisions of the agreement. Mr. Gersh will receive an annual base salary of at least £220,000 (approximately $438,596). His salary is reviewed annually and is subject to increase at the discretion of the Company. Mr. Gersh will be eligible for an annual bonus of up to 75% of his annual base salary.

The amount of bonus payable is dependent on his personal performance and attendance, assessed over the previous fiscal year. Upon commencement of employment, Mr. Gersh received a one-time bonus payment of £85,000 (approximately $169,458).

Pursuant to the employment agreement, Mr. Gersh was granted stock options to purchase 80,000 Series A Ordinary Shares, priced at the closing share price on NASDAQ on January 4, 2005. These stock options will vest over four years in equal annual installments in accordance with the terms and conditions of the NDS 1999 Executive Share Option Scheme and the NDS U.K. Approved Share Option Scheme, and he is eligible for future grants as they are made.

The Company is required to reimburse Mr. Gersh for reasonable costs for tax advice in connection with the completion of Mr. Gersh’s U.S. and U.K. tax returns, as well as apply and pay for any of Mr. Gersh’s necessary U.K. visas and work permits. Subject to the terms of the employment agreement, Mr. Gersh is entitled to a car allowance of £965 (approximately $1,924) per month. The Company is required to provide Mr. Gersh with a fax machine and mobile phone to be returned upon the termination of his employment.

Mr. Gersh is eligible to join the News International Pension Plan. This is a defined contribution pension and life assurance plan contracted out of the State Earnings Related Pension Scheme. Additionally, Mr. Gersh is eligible for family medical coverage.

Mr. Gersh’s employment agreement contains customary confidentiality, non-competition, non-solicitation, and cooperation provisions.

Summary of Employment Agreement with Raffi Kesten

The terms of Mr. Kesten’s employment are set out in a letter agreement between NDS Technologies Israel Limited, a subsidiary of the Company, and Mr. Kesten, dated as of October 20, 2002, as amended by a letter agreement between the Company and Mr. Kesten, dated as of June 22, 2004 (collectively the “Letter Agreements”).

Mr. Kesten’s annual salary was increased to $450,000 effective as of July 1, 2006. In October 2006, the Company began paying all employees based in Israel, including Mr. Kesten, in Israeli shekels instead of U.S. dollars. At that time, his annual base salary was determined to be NIS 1,983,275 (approximately $466,532 using a June 30, 2007 exchange rate). Mr. Kesten’s salary may be adjusted at any time by the Board. Mr. Kesten may receive bonus payments at the discretion of the Board. Under the Letter Agreements, Mr. Kesten is entitled to a company car, 26 days paid vacation per year and the customary social benefits provided in Israel. The notice period for termination, other than for good cause, is specified as one year. Mr. Kesten is eligible to participate in the Company’s employee stock option plans and to receive discretionary bonus payments.

The Letter Agreements contain customary confidentiality, non-competition, non-solicitation, and cooperation provisions.

Outstanding Equity Awards at June 30, 2008

The following table provides information with respect to each of the Named Executive Officer’s outstanding equity awards at June 30, 2008, which included vested and unexercised stock options, unvested and unexercised stock options and unvested conditional awards. The stock option exercise prices shown below are rounded with respect to prices prior to fiscal 2000, which extended to four decimal places.

		Option Awards					Share Awards
Name of Executive	Option/ Share Award Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that Have not Vested	Equity Incentive Plan Awards: Number of Unearned Shares or Other Rights that Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested

Dr. Peled	10/04/01	56,000	─	─	$21.90	10/04/11
	11/05/03	60,000	─	─	$17.12	11/05/13
	12/22/04a	37,500	12,500	─	$32.96	12/22/14
	02/01/06	30,000	30,000	─	$43.13	02/01/16
	04/30/07						21,049	$1,246,101	─	─
	12/03/07(1)						28,584	1,692,173	─	─

Mr. Gersh	01/04/05	40,425	20,001	─	$33.54	01/04/15
	02/01/06	40,000	40,000	─	$43.13	02/01/16
	04/30/07						11,841	700,987	─	─
	12/03/07(1)						11,693	692,226	─	─

Mr. Kesten	11/05/03	2,000	─	─	$17.12	11/05/13
	12/22/04b	5,000	─	─	$32.96	12/22/14
	02/01/06	10,000	10,000	─	$43.13	02/01/16
	04/30/07						8,559	506,693	─	─
	12/03/07(1)						12,244	724,845	─	─

_________
(1)    Represents the number of ADRs representing Series A Ordinary Shares that had not vested as of June 30, 2008 with respect to the fiscal 2008 Performance-Based Conditional Awards described in footnote 1 to the Grants of Plan-Based Awards table above.

Option Awards Vesting Schedule

Grant Date	Vesting Schedule
10/04/01	Stock options vest at a rate of 25% per year, beginning one year after the date of grant.
11/05/03	Stock options vest at a rate of 25% per year, beginning one year after the date of grant.
12/22/04a	Stock options vest at a rate of 25% per year, beginning one year after the date of grant.
12/22/04b
Stock options were originally set to vest at a rate of 25% per year, beginning one year after the date of grant. However, on June 24, 2005, the Remuneration Committee accelerated the vesting of these stock options and 100% of them vested on that date with respect to all stock option holders except for directors and executive officers. Mr. Kesten was not an executive officer at the time and vesting of his stock options was accelerated.

01/04/05	Stock options vest at a rate of 25% per year, beginning one year after the date of grant.
02/01/06	Stock options vest at a rate of 25% per year, beginning one year after the date of grant.

Share Awards Vesting Schedule

Grant Date	Vesting Schedule
04/30/07	ADRs representing Series A Ordinary Shares vest at a rate of 25% per year, beginning on August 15, 2007.
12/03/07	ADRs representing Series A Ordinary Shares vest at a rate of 25% per year, beginning on August 15, 2008.

Stock Option Exercises and Shares Vested During the Fiscal Year Ended June 30, 2008

The following table sets forth information with respect to the exercise of stock options and the vesting of ADRs representing Series A Ordinary Shares granted pursuant to performance-based conditional awards for each of the Named Executive Officers during the fiscal year ended June 30, 2008:

	Option Awards		Share Awards
Name of Executive	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting

Dr. Peled	─	─	7,016	$345,748

Mr. Gersh	─	─	3,947	194,508

Mr. Kesten	5,000	$215,150	2,853	140,596

Pension Benefits in the Fiscal Year Ended June 30, 2008

The table below sets forth information on the pension benefits for Dr. Peled, the only Named Executive Officer participating in a defined-benefit pension plan. The remaining Named Executive Officers participate in defined-contribution plans, and any contributions paid by the Company during the fiscal year ended June 30, 2008 are included in the “All Other Compensation” column of the Summary Compensation Table above.

Under the terms of the News Pension Plans, an eligible employee will receive a benefit at retirement that is based upon (a) the employee’s number of years of benefit service from the date of joining the plan and (b) final pensionable salary. Compensation, for benefit purposes, is currently limited to £294,000 (approximately $586,124) per year. This level of benefit applies to Dr. Peled.

The News Pension Plans consist of two separate plans: the News International Pension & Life Assurance Plan for Senior Executives and the News International Pension Unapproved Life Assurance Plan. The former plan is a U.K. H.M. Revenue and Customs approved plan and relates primarily to Dr. Peled’s pension. The latter plan is an unapproved plan for U.K. tax purposes and relates primarily to Dr. Peled’s life assurance plan. Unapproved plans are not subject to H.M. Revenue and Customs requirements as to their size or how they are structured, but do not offer all of the tax advantages offered by approved plans.

Service before April 1, 2000 accrued at a rate of one-sixtieth of his compensation salary for each year and month of service. Service after April 1, 2000 accrues at a rate of one-forty-fifth of his compensation salary for each year and month of service.

Name of Executive	Plan Name	Number of Years Credited Service(1)	Present Value of Accumulated Benefit(2)	Payments During Last Fiscal Year

Dr. Peled	News International Pension & Life Assurance Plan for Senior Executives	11.5	$1,436,742	─
	News International Pension Unapproved Life Assurance Plan	11.5	1,317,337	─

__________
(1)
Number of years credited service equal to Dr. Peled’s actual years of service with the Company. The number of years of credit service was computed as of the same pension plan measurement date used for financial statement reporting purposes with respect to the accompanying consolidated financial statements for the fiscal year ended June 30, 2008. The Company does not have any policies with respect to granting extra years of credit service under the News Pension Plans.

(2)
The amounts reported in this column equal the present value of the accumulated benefit pursuant to each plan as of June 30, 2008, assuming a discount rate of 3.75% per annum, inflation at a rate of 6.0% per annum and using the PA92 base mortality table with a calendar year projection to 2015. The present value of the accumulated benefit pursuant to each plan was computed as of the same pension plan measurement date used for financial statement reporting purposes with respect to the accompanying consolidated financial statements for the fiscal year ended June 30, 2008. Amounts were converted from pounds sterling at the June 30, 2008 exchange rate, which was $£0.5016 to $1.00.

Potential Payments upon Termination

As discussed under “Employment Agreements” above, the employment agreements of each of Dr. Peled and Messrs. Gersh and Kesten provide for certain payments and benefits upon the respective Named Executive Officer’s separation from the Company. These provisions are summarized below:

Dr. Peled

Should Dr. Peled become incapacitated or disabled, as defined in the employment agreement, the Company shall continue to pay his full base salary and to provide the benefits or payments on account of the benefits, less the amount of any proceeds from disability policies paid for by the Company, until he returns to his duties or his appointment is terminated.

Should Dr. Peled be terminated for cause, the Company shall pay his full base salary and provide the benefits or payments for benefits up to the date of termination, subject to the Company’s right to offset amounts owed to it by Dr. Peled.

If Dr. Peled is terminated for reasons other than mental illness or death, or if he terminates the employment agreement as a result of the Company’s breach, he shall become entitled to a lump sum severance payment equal to his annual base salary as of the date of termination. The aforementioned payments shall discharge the Company’s financial obligations to Dr. Peled.

On the termination of Dr. Peled’s employment with the Company for any reason, whether lawfully or otherwise, Dr. Peled shall immediately resign from any and all positions he holds in the Company’s subsidiaries. If he does not resign from such positions, the Board may appoint someone to act on his behalf.

Mr. Gersh

Termination of employment by Mr. Gersh or the Company is subject to 12 months’ notice, except for material breach or similar just cause. If Mr. Gersh is terminated by the Company without cause, he will remain entitled to receive his full salary for a period of 18 months following notice of termination. The Company may choose to maintain contractual benefits to which Mr. Gersh would have been entitled for the notification period or the Company may make a payment to Mr. Gersh in lieu of such benefits. The Company may terminate Mr. Gersh for cause without a notification period and without making a payment to Mr. Gersh in lieu of notification. Upon termination for whatever reason, Mr. Gersh shall resign all directorships and offices in the Company and any of its subsidiaries.

Mr. Kesten

Upon termination, Mr. Kesten will receive one month’s salary for every year of his employment by NDS Technologies Israel Limited, under severance arrangements that are customary in Israel. In addition, pursuant to the Letter Agreements, he will be entitled to receive his full salary for a period of 12 months following notice of termination.

Quantification of Payments

The table below sets forth quantitative information with respect to potential payments to be made to each of the Named Executive Officers or their beneficiaries upon termination in various circumstances as described above, assuming termination on June 30, 2008. The amounts included in the table below do not include amounts otherwise due and owing to each applicable Named Executive Officer, such salary earned to date, or payments or benefits generally available to all salaried employees of the Company.

The amounts presented in the below table with respect to Dr. Peled are in addition to Dr. Peled’s vested pension benefits as of June 30, 2008 noted in the Pension Benefits Table above.

	Termination without Cause	Death

Dr. Peled:(1)
Salary entitlement	$1,315,789	─
News Pension Plans	─	$5,263,156	(2)

Mr. Gersh:(1)
Salary entitlement	$807,417	─
News International Pension Plan	─	$2,153,112	(3)

Mr. Kesten:(4)
Salary entitlement	$637,623	─
Severance fund	640,167	$640,167
Managers’ Insurance Fund	─	1,524,844
Total for Mr. Kesten	$1,277,790	$2,165,011
________________
(1)	Amounts payable have been converted from pounds sterling into U.S. dollars at an exchange rate of £0.5016 to $1.00.

(2)	In addition to the life insurance benefits payable, Dr. Peled’s spouse is entitled to a pension of £200,000 (approximately $398,724) per annum.

(3)	In addition to the life insurance benefits payable, Mr. Gersh’s spouse is entitled to a pension of one-third his annualized base salary per year.

(4)	Amounts payable have been converted from Israeli shekels into U.S. dollars at an exchange rate of NIS 3.3719 to $1.00.

In the event of a voluntary termination or termination with cause, each of Dr. Peled and Messrs. Gersh and Kesten would be eligible to receive their normal retirement pensions. In addition, Mr. Kesten would receive the proceeds of his severance fund described in the table above.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee shall not be deemed to be soliciting material or to be filed with the SEC under the Securities Act or the Exchange Act or incorporated by reference in any document so filed.

In accordance with its written charter, the Audit Committee assists the Board in its oversight of (i) the integrity of the Company’s financial statements and the Company’s financial reporting processes and systems of internal control, (ii) the qualifications, independence and performance of the Company’s independent registered public accounting firm and the performance of the Company’s corporate auditors and corporate audit function, (iii) the Company’s compliance with legal and regulatory requirements involving financial, accounting and internal control matters, (iv) investigations into complaints concerning financial matters, and (v) risks that may have a significant impact on the Company’s financial statements and shall provide an avenue of communication among management, the independent accountants, the corporate auditors and the Board. Management has the primary responsibility for the preparation of the Company’s consolidated financial statements and the reporting process, including the system of internal control over financial reporting. The independent registered public accounting firm has the responsibility for the audit of those consolidated financial statements and internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

In discharging its oversight responsibility as to the audit process for the fiscal year ended June 30, 2008, the Audit Committee (i) obtained from the independent registered public accounting firm a formal written statement describing all relationships between the independent registered public accounting firm and the Company that might bear on the independent registered public accounting firm’s independence and affirming its independence consistent with applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence (ii) discussed with the independent registered public accounting firm, which documented the discussion, any relationships that may impact the firm’s objectivity and independence and (iii) considered whether the non-audit services provided to the Company by Ernst & Young LLP during the fiscal year ended June 30, 2008 were compatible with maintaining the accountants’ independence. The Audit Committee reviewed with both the independent registered public accounting firm and the corporate auditors their identification of audit risks, audit plans and audit scope. The Audit Committee discussed with management, the independent registered public accounting firm and the corporate auditors the corporate audit function’s organization, responsibilities, budget and staffing.

The Audit Committee also discussed and reviewed with the independent registered public accounting firm all communications required by U.S. generally accepted audited standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.” The Audit Committee met with each of the independent registered public accounting firm and the corporate auditors, both with management present and in private sessions without management present, to discuss and review the results of the independent registered public accounting firm’s audit of the consolidated financial statements, including the independent registered public accounting firm’s evaluation of the accounting principles, practices and judgments applied by management, the results of the corporate audit activities and the quality and adequacy of the Company’s internal controls. The Audit Committee discussed the interim financial information contained in each of the quarterly earnings announcements with Company management and the independent registered public accounting firm. The Audit Committee also reviewed the audited consolidated financial statements of the Company as of and for the fiscal year ended June 30, 2008 with management and the independent registered public accounting firm.

At three of its meetings during the fiscal year ended June 30, 2008 and one meeting during the fiscal year ending June 30, 2009, the Audit Committee met with members of management, the independent registered public accounting firm and the corporate auditors to review the fiscal year 2008 certifications provided by the Chief Executive Officer and the Chief Financial Officer under the Sarbanes-Oxley Act of 2002, the respective rules and regulations of the SEC and the overall certification process. At these meetings, management reviewed with the Committee each of the Sarbanes-Oxley Act certification requirements, including whether there were (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, involving management or other employees who have a significant role in the Company’s internal control over financial reporting.

Based on the above-mentioned review and discussions with management, the independent registered public accounting firm and the corporate auditors, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended June 30, 2008, for filing with the SEC. The Audit Committee also recommended the reappointment, subject to shareholder ratification, of the independent registered public accounting firm, and the Board concurred in such recommendation.

THE AUDIT COMMITTEE
Peter J. Powers (Chairman)
Roger W. Einiger
Nathan Gantcher

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Relationship with News Corporation

Because News Corporation, through its subsidiary NDS Holdco, Inc., beneficially owns 100% of the Series B Ordinary Shares, which have ten votes per share (as opposed to the Series A Ordinary Shares which have one vote per share), News Corporation controls approximately 96% of the Company’s voting power. By reason of such ownership, News Corporation is able to control the composition of the Company’s Board and to control the votes on all other matters submitted to a vote of the Company’s shareholders.

Three of the Company’s seven current Directors are Directors or executive officers of News Corporation. In addition, Dr. Peled, the Company’s Chairman and Chief Executive Officer, advises News Corporation’s management from time to time in matters pertaining to News Corporation’s wider business interests, for which Dr. Peled does not receive any additional compensation.

The Company conducts business transactions with News Corporation and its subsidiaries and affiliates. Agreements covering arrangements between News Corporation and its subsidiaries or affiliates and the Company are entered into in the context of two entities over which a third entity exercises significant influence or control. There can be no assurance, therefore, that each of the agreements, or the transactions provided for therein or any amendments thereto, will be effected on terms at least as favorable to the Company as could have been obtained from unaffiliated third parties.

The business transactions described above are of three main types: the provision by the Company of technology and services for digital pay television systems; the payment by the Company of royalties for the use of certain intellectual property rights; and the receipt by the Company of administrative services. Information about such related-party transactions is given in Note 11 to the Company’s audited consolidated financial statements for the fiscal year ended June 30, 2008, included in the Company’s Annual Report on Form 10-K, filed with the SEC on August 8, 2008.

Proposed Transaction with Permira

On August 14, 2008, the Company, News Corporation and two newly incorporated companies formed by funds advised by Permira Advisers LLP (the “Permira Newcos”) announced that the Company signed an implementation agreement pursuant to which the Company would become a privately owned company, with the Permira Newcos and News Corporation owning approximately 51% and 49% of the Company, respectively (the “Proposed Transaction”). The Proposed Transaction would be effected by means of:

•
Cancelling all of the outstanding Series A Ordinary Shares, par value $0.01 per share (“Series A Ordinary Shares”), including shares represented by American Depositary Shares (“ADSs”) traded on The NASDAQ Stock Market (“NASDAQ”), for per-share consideration of $63 in cash;

•
Cancelling approximately 67% of the Series B Ordinary Shares, par value $0.01 per share (“Series B Ordinary Shares”) held by News Corporation for consideration of $63 per share to be paid in a combination of approximately $1.5 billion in cash and a $242 million vendor note. News Corporation currently owns 71.9% of the equity and 96.2% of the voting power of the Company through its ownership of 100% of the outstanding Series B Ordinary Shares. News Corporation would retain ownership of the remaining approximately 33% of the Series B Ordinary Shares it currently holds, resulting in it owning 49% of the Company following the completion of the Proposed Transaction; and

•	Issuing the Permira Newcos new Series B Ordinary Shares representing 51% of the Company’s then outstanding Series B Ordinary Shares.

If the Proposed Transaction is consummated, it will be funded by a mix of senior and mezzanine indebtedness incurred by the Company, an investment provided by the Permira Newcos and cash on hand at the Company. The Company’s commitments and obligations with respect to the indebtedness are contingent upon the consummation of the Proposed Transaction.

The consummation of the Proposed Transaction is conditioned upon the approval of the transaction by holders of the Series A Ordinary Shares, the approval of the High Court of Justice of England and Wales, the receipt of certain regulatory approvals, the receipt of funding described above and certain other customary closing conditions. The consummation of the Proposed Transaction is also conditioned upon the Proposed Transaction being consummated by February 25, 2009, or such later date as agreed by the parties and approved by the High Court of Justice of England and Wales. There can be no assurance that the Proposed Transaction will be consummated.

Dr. Peled’s Employment Agreement

If the Proposed Transaction is consummated, Dr. Peled will enter into a new service agreement with the Company. Under this employment agreement (the “New Employment Agreement”) which is on substantially the same terms as the current employment agreement between Dr. Peled and the Company, Dr. Peled will be appointed Chief Executive Officer of the Company. The term of the New Employment Agreement shall continue indefinitely unless either party provides the other party with twelve months’ prior written notice of such party’s decision to terminate the agreement.

Under the terms of the New Employment Agreement, Dr. Peled will receive a base salary of £750,000 per year and he will be awarded a minimum bonus of £375,000 for the financial year ending June 30, 2009. In succeeding financial years, Dr. Peled will participate in the bonus scheme for senior managers to be established by the Compensation Committee. Any increase in the base salary, or any additional bonuses to be paid to Dr. Peled, shall be at the sole discretion of the Board of Directors.

In accordance with the New Employment Agreement, Dr. Peled shall continue to participate in the News International Executive Pension Scheme and Life Assurance Plan for Senior Executives. The agreement provides that Dr. Peled shall also be entitled to participate in any group medical, dental, disability and other similar benefit plans as well certain perquisites.

Management Investment Agreement

In connection with the Proposed Transaction, Dr. Peled, Mr. Gersh and Mr. Kesten entered into a management investment agreement (the “Management Investment Agreement”) whereby members of management would be able to invest in equity interests of the Company following the consummation and effectiveness of the Proposed Transaction. Pursuant to the Management Investment Agreement and subject to the consummation of the Proposed Transaction, Dr. Peled has committed to invest an aggregate amount of approximately $6,725,630 in exchange for shares in the Company, Mr. Gersh has committed to invest an aggregate amount of approximately $1,480,692 in exchange for shares in the Company and Mr. Kesten has committed to invest an aggregate amount of approximately $1,020,011 in exchange for shares in the Company.

Review and Approval of Related-Party Transactions

Our Audit Committee has not adopted any written policies or procedures governing the review, approval or ratification of related-party transactions. As a matter of practice, however, our Audit Committee reviews, approves or ratifies transactions with related parties when required by applicable law, regulation or NASDAQ rule or when the Audit Committee considers it appropriate. When conducting a review of a potential related-party transaction, the Audit Committee’s practice is to evaluate whether a related party (including a director, executive officer, employee, or other significant shareholder) will have a direct or indirect interest in a transaction in which the Company may be a party. Where the Audit Committee determines that such proposed transaction involves a related party, the Audit Committee reviews any and all information it deems necessary and appropriate to evaluate the fairness of the transaction to the Company and its shareholders (other than the interested related party to such transaction), and may consider, among other things, the following factors: the related party’s relationship to the Company and direct or indirect interest in the transaction, both objective (for example, the dollar amount of the related party’s interest) and subjective (for example, any personal benefit not capable of quantification); whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances; if applicable, the availability of other sources of comparable products or services; the benefits to the Company of the proposed interested transaction; and the impact on a director’s independence in the event the related party is a director, an immediate family member of a director or a member of a director’s household or an entity in which a director is a partner, member, shareholder or officer.

During the fiscal year ended June 30, 2008, all of the transactions required to be reviewed, approved or ratified pursuant to applicable law, regulation or NASDAQ rule were reviewed, approved or ratified pursuant to the Audit Committee’s procedures described above.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that a Company’s Directors and executive officers, and persons who own more than 10% of a registered class of the ordinary shares, file reports of ownership and changes in ownership with the SEC and NASDAQ. Directors, officers and beneficial owners of more than 10% of the ordinary shares are required by the SEC to furnish the Company with copies of the reports they file.

The Company believes that all of the Company’s current Directors and executive officers reported on a timely basis all transactions required to be reported by Section 16(a) during the fiscal year ended June 30, 2008.

ANNUAL REPORT ON FORM 10-K

The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008 was filed with the SEC on August 8, 2008. It can also be found on the Company’s website, http://www.nds.com, and downloaded free of charge. Paper copies of the Annual Report on Form 10-K may be obtained without charge from the Company, and paper copies of the exhibits to the Annual Report on Form 10-K are available, but a reasonable fee per page may be charged to the requesting shareholder. Shareholders may make requests for paper copies in writing to the Company Secretary by mail at NDS Group plc, One Heathrow Boulevard, 286 Bath Road, West Drayton, Middlesex, UB7 0DQ, England, by telephone at +44 20 8476 8000 or by email to investor-relations@nds.com.

2009 ANNUAL GENERAL MEETING OF SHAREHOLDERS

If you wish to submit a proposal to be presented at the 2009 annual general meeting of shareholders pursuant to Rule 14a-8 under the Exchange Act, your proposal must be received by the Secretary of the Company at the principal executive offices at NDS Group plc, One Heathrow Boulevard, 286 Bath Road, West Drayton, Middlesex UB7 0DQ, England, no later than [•], 2009 and must otherwise comply with the requirements of Rule 14a-8 in order to be considered for inclusion in the 2009 proxy statement and proxy.

In order for proposals of shareholders made outside the processes of Rule 14a-8 under the Exchange Act to be considered “timely” for purposes of Rule 14a-4(c) under the Exchange Act, the proposal must be received by the Company at its principal executive offices no later than [•], 2009. This is without prejudice to shareholders’ rights under the U.K. Companies Act or under the Company’s Articles of Association to propose resolutions that may properly be considered at that meeting.

OTHER MATTERS

At the time of the preparation of this proxy statement, the Board knows of no other matters which will be acted upon at the Annual Meeting. If any other matters are presented for action at the Annual Meeting or at any adjournment thereof, it is the intention of the persons named in the accompanying proxy to vote the ordinary shares to which the proxy relates in accordance with their best judgment as determined in their sole discretion.

By Order of the Board of Directors

Alexander Gersh
Chief Financial Officer and Company Secretary
West Drayton, Middlesex, England
[•], 2008

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE,
SHAREHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE
ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE.

FORM OF PROXY

IMPORTANT NOTICE TO SHAREHOLDERS
of NDS GROUP PLC

The Annual General Meeting of Shareholders will be held on

[•], 2008
[TIME]

[LOCATION]

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF NDS GROUP PLC FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS, [•], 2008

The undersigned, a shareholder of NDS Group plc, a corporation incorporated under the laws of the United Kingdom (the"Company"), acknowledges receipt of a copy of the Notice of Annual General Meeting of Shareholders, the accompanying proxy statement and a copy of the Company's Annual Report on Form 10−K for the fiscal year ended June 30, 2008, and revoking any proxy previously given, hereby constitutes and appoints Alexander Gersh and Abraham Peled, each of them his or her true and lawful agents and proxies with full power of substitution in each to vote the Series A Ordinary Shares, par value $0.01 per share, or Series B Ordinary Shares, par value $0.01 per share, of the Company standing in the name of undersigned at the Annual General Meeting of Shareholders of the Company to be held on [•], 2008 at [•] at [•].

(continued and to be signed on the other side)

Please Detach and Mail in the Envelope Provided

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1, "FOR" PROPOSAL 2, "FOR" PROPOSAL 3, AND "FOR" PROPOSAL 4.

PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ⌧

1.For the approval of the Company's U.K. Annual Report and Financial Statements for the year ended June 30, 2008, together with the corresponding Independent Auditors' Reports and Directors' Report.

FOR: ☐  AGAINST: ☐  ABSTAIN: ☐

2.For the approval of the Directors' Remuneration Report for the year ended June 30, 2008.

FOR: ☐  AGAINST: ☐  ABSTAIN: ☐

3. For ratification of the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending June 30, 2009, and the authorization of the Audit Committee to determine Ernst & Young LLP’s remuneration in respect of such period.

FOR: ☐  AGAINST: ☐  ABSTAIN: ☐

4. For the re-appointment of the nominee listed below as a Director of the Company.

☐ FOR NOMINEE: Roger W. Einiger

☐ WITHHOLD AUTHORITY FOR NOMINEE

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THE PROXY OR PROXIES WILL VOTE OR ABSTAIN FROM VOTING AT THEIR DISCRETION. IF THE DIRECTOR NOMINEE BECOMES UNAVAILABLE FOR ANY REASON, THE PERSONS NAMED AS PROXIES SHALL VOTE FOR THE ELECTION OF SUCH OTHER PERSON AS THE BOARD OF DIRECTORS MAY PROPOSE TO REPLACE SUCH NOMINEE.

Signature of Shareholder:                                                                                          Dated:                           , 2008

Signature of Shareholder:                                                                                          Dated:                           , 2008

NOTE: This proxy must be signed exactly as your name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNEX A

NDS GROUP PLC U.K. ANNUAL REPORT AND FINANCIAL STATEMENTS
FOR THE YEAR ENDED JUNE 30, 2008, TOGETHER WITH THE
CORRESPONDING INDEPENDENT AUDITORS’ REPORT, DIRECTORS’
REPORT AND DIRECTORS’ REMUNERATION REPORT